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                                                                    EXHIBIT 99.2

NUTRITIONAL SOURCING CORPORATION
1300 N.W. 22nd Street
Pompano Beach, Florida 33069

                                                   Contact:  Daniel J. O'Leary
                                                   Tel: (954) 977 - 2593

                        NUTRITIONAL SOURCING CORPORATION
                                    ANNOUNCES
                   MODIFIED DUTCH AUCTION TENDER OFFER FOR ITS
                      10.125% SENIOR SECURED NOTES DUE 2009

Coral Gables, FL. (January 28, 2005) - Nutritional Sourcing Corporation, the parent corporation of Pueblo International, LLC, today announced the commencement of a tender offer (the "Invitation") for its outstanding 10.125% Senior Secured Notes due 2009 (the "Notes") - CUSIP No. 670688AA8. The maximum amount available to the Company to fund the purchase of the notes is $42.0 million; as a consequence, the Company will accept for purchase less than all of the outstanding Notes.

The offer requires the valid tender of at least a simple majority of the aggregate principal amount of Notes outstanding excluding Notes owned by the Company or by any affiliate of the Company and stipulates that each Noteholder tendering Notes will be deemed to have consented to an amendment to the indenture under which the Notes were issued. The amendment will permit the Company to discontinue its reporting to the Securities and Exchange Commission and making such reports available to the Noteholders. The amendment will not become effective unless a majority of the Notes are purchased under the invitation, but if effective will bind all Noteholders. No separate fee will be paid for the consent.

The Company is offering to purchase the Notes for cash, at a purchase price designated by the holder subject to a minimum of $715 per $1,000 principal amount and a maximum of $745 per $1,000 principal amount, upon the terms and conditions specified in the Invitation.

The Company is making the offer by way of a "Modified Dutch Auction" procedure. Under this procedure, the Company will accept offers in the order of lowest to highest offer prices, continuing until the Company has purchased Notes at an aggregate purchase price (excluding accrued interest) of $42.0 million. Under this procedure, the Company will pay to each Noteholder whose offer is accepted the highest price offered for Notes and accepted by the Company (the "Clearing Price"), even if that price is higher than the price offered by such Noteholder. Under this procedure, all offers of Notes below the Clearing Price will be accepted and all offers above the Clearing Price will be rejected. However, to the extent acceptance of all offers at the Clearing Price would cause the aggregate purchase price (excluding accrued interest) to exceed $42.0 million, the Company will allocate its acceptance of offers at the Clearing Price among all such offers on a pro rata basis with holders of notes being tendered in denominations under $1,000 being given priority.

The Company is amending and restating its Senior Credit Facility with Westernbank of Puerto Rico to provide an additional $45.0 million in funding for this transaction (including accrued

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interest and related expenses). The amendment and restatement of the Facility will become effective only if the Notes are purchased pursuant to the Invitation.

Wilmington Trust Company of Delaware is the Depositary for the Invitation, and D.F. King Co., Inc. is the information agent in connection with the tender offer for the Notes.

The Company will host a conference call concerning the Invitation at 2 p.m. Eastern Standard Time on Thursday, February 10, 2005. Those that wish to participate in, or listen to, the call should call Millie Oharriz at 1-305-442-3408 to obtain the conference call information.

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